WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
phone: (302) 571-6833; email: dcanuso@wsfsbank.com
July 23, 2020	Media Contact: Rebecca Acevedo
phone: (215) 253-5566; email: racevedo@wsfsbank.com

WSFS REPORTS 2Q NET LOSS OF $7.1 MILLION, YTD NET INCOME OF $3.8 MILLION;
2Q INCLUDES $94.8 MILLION PROVISION DRIVEN BY COVID-19,
$22.1 MILLION GAIN ON VISA CLASS B SALE AND NEARLY $1 BILLION OF PPP LOANS
FOR ADDITIONAL INFORMATION REGARDING OUR CONTINUED COVID-19 RESPONSE, FINANCIAL IMPACTS AND OUTLOOK, PLEASE REFER TO THE 2Q 2020 EARNINGS RELEASE SUPPLEMENT AVAILABLE IN THE INVESTOR RELATIONS SECTION OF WSFS' WEBSITE (www.wsfsbank.com).
WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the second quarter of 2020.
Selected financial results and metrics are as follows:

(Dollars in millions, except per share data)	2Q 2020	1Q 2020	2Q 2019
Net interest income	$113.8	$116.2	$123.2
Fee income	64.4	40.8	42.9
Total net revenue	178.1	157.0	166.1
Provision for credit losses	94.8	56.6	12.2
Noninterest expense	93.4	88.5	107.8
Net (loss) income attributable to WSFS	(7.1)	10.9	36.2
Pre-provision net revenue (PPNR)(1)	84.7	68.5	58.3
(Loss) earnings per share (diluted)	(0.14)	0.21	0.68
Return on average assets (ROA)	(0.22)%	0.36%	1.20%
Return on average equity (ROE)	(1.6)	2.4	8.0
Efficiency ratio	52.4	56.3	64.8
GAAP results for 2Q 2020 were significantly impacted by deterioration in economic forecasts since March 31, 2020 and the continued and anticipated impacts of COVID-19 resulting in $94.8 million of provision for credit losses for the quarter. GAAP results reflect significant items, including a $22.1 million net realized gain on sale of Visa Class B shares as previously disclosed in our Current Report on Form 8-K filed on June 18, 2020.

	2Q 2020		1Q 2020		2Q 2019
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$1.9	$0.03	$0.7	$0.01	$0.1	$—
Unrealized gain on equity investments, net	—	—	0.7	0.01	1.0	0.01
Realized gain on sale of equity investment, net	22.1	0.35	—	—	—	—
Corporate development and restructuring expense	2.8	0.04	1.3	0.02	15.8	0.22
Contribution to WSFS Community Foundation	—	—	3.0	0.04	—	—

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP measures to their comparable GAAP measures, see pages 20, 21 and 22 of this press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “Despite a challenging operating environment related to COVID-19, our 2Q results reflected solid performance including core pre-provision net revenue (PPNR)(2) of $63.5 million, or 1.96% of average assets. During the quarter we provided nearly $1.0 billion in Paycheck Protection Program (PPP) loans for more than 5,400 new and existing WSFS Customers, supporting an estimated 100,000 jobs in our region. Additionally, we prudently increased credit reserves amidst the uncertain economic environment and recorded $94.8 million of provision for credit losses in the quarter. Even after the large reserve build, we continue to maintain significant excess capital levels with a Common Equity Tier 1 Ratio of 12.68% at June 30th. Also, in 2Q, we also successfully monetized nearly our entire investment in Visa Class B shares and recognized a net gain of $22.1 million, or $0.35 per share. Total returns-to-date on Visa Class B shares of $78.0 million on a total portfolio investment of $17.7 million demonstrate our longstanding entrepreneurial spirit and ability to prudently invest capital. Overall, our strong balance sheet, capital and diversified business model positions us well as the economy continues to gradually reopen.
“Our immediate focus remains on the health, wellbeing, and safety of our Associates, Customers, and our communities. We continue to serve Customers through drive-thru locations and have begun a carefully planned and phased approach to opening previously closed office and banking locations that aligns with Federal and State guidance and is informed by direction from the CDC, State Departments of Health and other governing bodies. We are encouraged by signs of improvement in our region’s economy during the early stages of a potentially prolonged and uneven recovery period.
“During the quarter we were honored to be ranked #21 in the United States on the Forbes World’s Best Banks Listing. This recognition is especially rewarding as it comes to us from the voices of our Customers and their shared experiences with WSFS. Additionally, WSFS was selected as one of only two companies nationwide to receive the Gallup Culture Transformation Award in its inaugural year. These recognitions affirm our Strategy of ‘Engaged Associates, living our culture, making a better life for all we serve.”

(2) Core PPNR is a non-GAAP financial measure calculated as core net revenue before provision for credit losses and net of core noninterest expense. For a reconciliation of this and other non-GAAP measures to their comparable GAAP measures, see pages 20, 21 and 22 of this press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Notable Items in the Quarter (all excluded from core results):
•WSFS recorded net realized gains on our equity investments of $22.1 million (pre-tax), or $0.35 per share (after-tax), from the sale of 360,000 Visa Class B shares, compared with a combined $1.0 million (pre-tax), or approximately $0.01 per share (after-tax), in unrealized gains related to Visa Class B shares and our strategic partnership investment in Spring EQ in 2Q 2019. Since our adoption of ASU 2016-01 in 1Q 2018, cumulative realized and unrealized gains and dividends on Visa Class B shares total $78.0 million on a total portfolio investment of $17.7 million.
•WSFS recorded $2.8 million (pre-tax), or approximately $0.04 per share (after-tax), of corporate development expenses related to our acquisition of Beneficial Bancorp, Inc. (Beneficial), compared with $15.8 million (pre-tax), or approximately $0.22 per share (after-tax), of corporate development and restructuring expenses in 2Q 2019. The merger-to-date amounts are less than our original expectations.
•WSFS realized $1.9 million (pre-tax), or approximately $0.03 per share (after-tax), in net gains on sales of other securities compared to $0.1 million (pre-tax) in 2Q 2019.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 2Q 2020:
•WSFS recorded $94.8 million of provision expense, which reduced core EPS(3) by $1.49 and core ROA(3) by 2.33%. The allowance for credit losses increased to $232.2 million with a coverage ratio of 2.73% excluding PPP loans and 3.26% when including the remaining credit mark on acquired loans.
•Core PPNR was $63.5 million, or 1.96% of average assets, a decrease of $7.9 million, or 11%, from 1Q 2020 and $9.4 million, or 13% from 2Q 2019 due to the factors described above. Excluding the impact of PPP, core PPNR was $60.5 million in 2Q 2020, or 1.98% of average assets.
•PPP loans were $945.1 million as of June 30, 2020 and resulted in $3.0 million of pre-tax, or $0.05 per share, net impact (measured as net interest income from PPP loans less direct PPP expenses) in 2Q 2020. WSFS provided PPP loans for more than 5,400 new and existing WSFS Customers, supporting an estimated 100,000 jobs in our region.
•Core net revenue(3) of $154.2 million decreased $10.8 million, or 7%, from 2Q 2019, including a $9.5 million, or 8%, decrease in core net interest income(3), and a $1.3 million, or 3%, decrease in core fee income (noninterest income)(3) primarily due to the lower interest rate environment.
•Core noninterest expense(3) decreased $1.4 million, or 2%, compared to 2Q 2019 while our core efficiency ratio(3) increased to 58.7% from 55.7% in 2Q 2019 due to decreased net revenue. 2Q 2020 included $3.2 million of increased loan workout and other credit costs compared to 2Q 2019 driven by $3.4 million of unfunded commitment reserve.
•WSFS maintained significant excess capital levels with a Common Equity Tier 1 Ratio of 12.68%, including the year-to-date increase in the allowance for credit losses.
•The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock consistent with the prior quarter. WSFS continued the temporary suspension of all share repurchases until we have a clearer long-term view of the impact of COVID-19 on the economy and our performance. The current Board authorization allows for the purchase of approximately 15% of outstanding shares.
(3) As used in this press release, core ROA, core EPS, core net revenue, core net interest income, core fee income (noninterest income), core noninterest expense, core PPNR, and core efficiency ratio are non-GAAP financial measures. These non-GAAP measures exclude securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20, 21 and 22 of this press release.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Second Quarter 2020 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and customer funding balances and composition at June 30, 2020 compared to March 31, 2020 and June 30, 2019:

Loans
(Dollars in thousands)	June 30, 2020		March 31, 2020		June 30, 2019
Commercial & industrial	$3,354,007	36%	$3,412,266	40%	$3,421,197	40%
Commercial real estate (CRE)	2,165,547	24	2,223,117	26	2,280,912	27
PPP	945,136	10	—	—	—	—
Construction	638,504	7	626,253	8	539,559	6
Commercial small business leases	213,133	2	201,753	2	156,767	2
Total commercial loans	7,316,327	79	6,463,389	76	6,398,435	75
Residential mortgage	1,012,235	11	1,054,544	13	1,134,786	13
Consumer	1,133,371	13	1,118,287	13	1,131,573	13
Allowance for credit losses	(232,192)	(3)	(139,073)	(2)	(45,364)	(1)
Net loans	$9,229,741	100%	$8,497,147	100%	$8,619,430	100%

Customer Funding
(Dollars in thousands)	June 30, 2020		March 31, 2020		June 30, 2019
Noninterest demand	$3,188,046	30%	$2,314,982	25%	$2,190,180	23%
Interest-bearing demand	2,302,484	21	2,093,388	22	2,091,719	22
Savings	1,731,875	16	1,594,735	17	1,624,776	18
Money market	2,333,326	22	2,149,119	23	2,005,568	22
Total core deposits	9,555,731	89	8,152,224	87	7,912,243	85
Customer time deposits	1,228,440	11	1,272,154	13	1,359,308	15
Total customer deposits	$10,784,171	100%	$9,424,378	100%	$9,271,551	100%
At June 30, 2020, WSFS’ net loan portfolio increased $732.6 million when compared with March 31, 2020 and $610.3 million when compared with June 30, 2019, primarily due to $945.1 million of PPP loans as of June 30, 2020. The PPP loan increase was partially offset by a decline in non-relationship run-off portfolios of $115.0 million during the quarter and $371.0 million year-over-year, and an increase in the allowance for credit losses of $93.1 million during the quarter and $186.8 million year-over-year. Excluding PPP loans, run-off portfolios, and the allowance for credit losses, loans decreased $4.4 million during the quarter and increased $223.0 million, or 3%, year-over-year, with growth across CRE, construction, commercial small business leases, and home equity installment loans originated through our partnership with Spring EQ.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer funding was $10.8 billion at June 30, 2020, a $1.4 billion increase from March 31, 2020 and a $1.5 billion increase from June 30, 2019, reflecting an estimated $700 million of deposits from customers who received PPP loans, the impact of government stimulus checks, delayed tax payment and less customer spending during the health pandemic. Core deposits were $9.6 billion at June 30, 2020, an increase of $1.4 billion over the prior quarter due to the reasons noted above, including the deposits from customers who received PPP loans, and were a strong 89% of total customer deposits. No- and low-cost checking deposit accounts represented a robust 51% of total customer deposits at June 30, 2020. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of loans to customer deposits was 86% at June 30, 2020 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019
Net interest income before purchase accretion and PPP	$96,400	$101,941	$107,018
Purchase accounting accretion	12,520	14,209	16,214
Net interest income before PPP	108,920	116,150	123,232
PPP	4,836	—	—
Net interest income	$113,756	$116,150	$123,232

Net interest margin before purchase accretion and PPP	3.58%	3.85%	4.07%
Purchase accounting accretion	0.43	0.53	0.61
Net interest margin before PPP	4.01	4.38	4.68
PPP (excluding income and interest-earning assets)	(0.08)	—	—
Net interest margin	3.93%	4.38%	4.68%
Net interest income decreased $9.5 million, or 8%, compared to 2Q 2019, primarily due to the lower rate environment and a $3.7 million decrease in purchase accounting accretion, partially offset by $4.8 million of PPP income which included $3.1 million of fee accretion. Net interest margin decreased 75 bps from 2Q 2019 due to the lower rate environment, lower purchase accounting accretion, an impact from PPP, and asset mix from the significant short-term liquidity increase in customer deposits.
Net interest income decreased $2.4 million, or 2% (not annualized), from 1Q 2020 primarily due to the lower rate environment, including a 150 bps reduction in the Fed Funds rate that occurred late in the first quarter and a $1.7 million decrease in purchase accounting accretion, partially offset by PPP income and favorable deposit betas. Net interest margin decreased 45 bps due to the lower rate environment, an impact from PPP, lower purchase accounting accretion, and asset mix change resulting from the significant short-term liquidity increase in customer deposits.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
Credit Quality
Credit quality metrics at June 30, 2020 reflected the impact of the COVID-19 pandemic. Total problem assets increased to $568.5 million from $221.9 million as of March 31, 2020 and included risk rating migration of $247.0 million in the hotel sector with the remaining increase primarily attributable to the food service and retail sectors. Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).
Delinquencies were lower compared to 1Q 2020 and 2Q 2019 reflecting the impact of $2.1 billion of customer loans receiving deferred payment modifications as of June 30, 2020. Through constructive discussions with these customers we expect that at least 75% of these loan modifications will revert to full contractual payment terms in 3Q 2020. Nonperforming assets increased $6.7 million, or 18% (not annualized), to $44.9 million compared to March 31, 2020. Net charge-offs for 2Q 2020 were a low $1.6 million, or 0.07% (annualized), of average gross loans.
Provision for credit losses was $94.8 million in the quarter and the allowance for credit losses increased $93.1 million with $55.5 million of the provision impact due to portfolio credit migration and other portfolio impacts attributable to the pandemic and $39.3 million resulting directly from the deterioration in economic forecasts, which are tenuous during this unique and uncertain economic environment.
The following table summarizes credit quality metrics as of and for the period ended June 30, 2020 compared to March 31, 2020 and June 30, 2019.

(Dollars in millions)	June 30, 2020	March 31, 2020	June 30, 2019
Problem assets	$568.5	$221.9	$219.7
Nonperforming assets	44.9	38.1	55.5
Delinquencies	48.4	59.8	67.5
Net charge-offs	1.6	1.0	13.2
Total credit costs (r)	99.3	57.1	13.6
Problem assets to total Tier 1 capital plus ACL	37.30%	14.68%	16.78%
Classified assets to total Tier 1 capital plus ACL	25.52	12.64	13.77
Ratio of nonperforming assets to total assets	0.33	0.31	0.46
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.22	0.20	0.34
Delinquencies to gross loans	0.51	0.69	0.78
Ratio of quarterly net charge-offs to average gross loans	0.07	0.04	0.61
Ratio of allowance for credit losses to total loans and leases (q)	2.45	1.60	0.53
Ratio of allowance for credit losses to nonaccruing loans	887	722	121

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Fee Income
Core fee income (noninterest income) was $40.4 million, a decrease of $1.3 million, or 3%, compared to 2Q 2019, including a $4.3 million decrease in Cash Connect®, which was primarily due to the lower interest rate environment and fully offset by lower funding costs, and a $3.0 million decrease in traditional banking-related fee income due to lower transaction volumes due to COVID-19, lower fees due to higher average customer balances, and lower gain on sale from Small Business Association (SBA) loans due to a decline in volume. Partially offsetting these decreases, was a $5.6 million increase from our mortgage banking business due to increased volume primarily from refinancings resulting from the lower interest rate environment.
Core fee income increased $0.9 million, or 2%, compared to 1Q 2020, due to a $5.0 million increase from our mortgage banking business due to improved secondary market condition and increased volume. The increase in mortgage fee income was partially offset by a $2.7 million decrease in Cash Connect® due to the significant decline in interest rates during the quarter fully offset by lower funding costs, and a $1.4 million decrease in traditional banking-related fee income, primarily related to lower fees due to the higher average customer balances.
For 2Q 2020, core fee income was 26.2% of core net revenue, compared to 25.3% for 2Q 2019, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage increase primarily reflects lower net interest income due to the lower rate environment.

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
Core Noninterest Expenses
Core noninterest expense for 2Q 2020 decreased $1.4 million, or 2%, compared to 2Q 2019, primarily due to $2.7 million of lower Cash Connect® third-party funding costs, $1.9 million of lower combined occupancy, data processing, and marketing costs due to synergies from the prior year Beneficial acquisition, a $1.2 million insurance recovery of prior quarter expenses from a fire at a branch location, and a $3.9 million decrease, net, in other costs including spend on travel and entertainment due to COVID-19. Partially offsetting these declines was a $3.2 million increase in unfunded commitment reserve expense, $1.9 million of COVID-19 related costs, $1.8 million of PPP related costs, and a $1.4 million loss from the change in fair value of plan assets of a previously acquired pension plan.
When compared to 1Q 2020, core noninterest expense increased $6.5 million, or 8% (not annualized), including higher incentive costs of $3.9 million primarily due to a prior year accrual reversal in 1Q 2020, $3.6 million of higher unfunded commitment reserve expense, $1.9 million of COVID-19 related costs, $1.7 million of PPP related costs, and the $1.4 million pension plan loss described above. The quarter-over-quarter increase was partially offset by $1.5 million of lower Cash Connect® third-party funding costs primarily due to the lower rate environment, the $1.2 million insurance recovery in 2Q 2020 from the branch location fire, and a $3.3 million decrease, net, in other costs including spend on travel and entertainment due to COVID-19 and lower benefit costs which are typically higher in the first quarter.
Our core efficiency ratio was 58.7% in 2Q 2020, compared to 54.0% in 1Q 2020 and 55.7% in 2Q 2019.

Income Taxes
We recorded a $2.2 million income tax benefit in 2Q 2020, compared to provisions of $1.3 million in 1Q 2020 and $10.1 million in 2Q 2019.
The effective tax rate was 22.3% in 2Q 2020, 10.9% in 1Q 2020, and 21.9% in 2Q 2019. The lower tax rate in 1Q 2020 primarily reflects a one-time tax benefit of $1.8 million related to certain favorable income tax provisions contained in the Coronavirus Aid, Relief and Economic Security (CARES) Act passed during the quarter.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
WSFS’ total stockholders’ equity decreased $10.9 million, or less than 1% (not annualized), during 2Q 2020, primarily due to the loss recorded in the quarter driven by higher provision for credit losses and the dividend on common stock paid during the quarter.
WSFS’ tangible common equity(4) decreased $7.7 million, or less than 1% (not annualized) compared to March 31, 2020 for the reasons described above. WSFS’ common equity to assets ratio was 13.44% at June 30, 2020, and our tangible common equity to tangible assets ratio(4) decreased by 114 bps during the quarter to 9.69%.
At June 30, 2020, book value per share was $36.00, a decrease of $0.23, or 1%, from March 31, 2020, and tangible common book value per share(4) was $24.89, a decrease of $0.17, or 1%, from March 31, 2020.
At June 30, 2020, WSFS Bank’s Tier 1 leverage ratio of 10.40%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 12.68%, and Total Capital ratio of 13.93% were all substantially in excess of the “well-capitalized” regulatory benchmarks.
The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on August 20, 2020 to stockholders of record as of August 6, 2020.
WSFS has temporarily suspended all share repurchases until we have a clearer view of the impact of COVID-19 on the economy and our performance and therefore did not repurchase any shares of common stock during 2Q 2020. In 1Q 2020, the Board approved a new share repurchase authorization of approximately 15% of outstanding shares.

(4) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20, 21 and 22 of this press release.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $20.8 billion in assets under management (AUM) and assets under administration (AUA) as of June 30, 2020.
Wealth Management reported pre-tax income of $3.9 million in 2Q 2020 compared to $6.1 million in 2Q 2019, and $3.8 million in 1Q 2020. PPNR was $7.5 million in 2Q 2020 compared to $7.5 million in both 2Q 2019 and 1Q 2020. Results were impacted by elevated provision for credit losses in our Private Banking business and the impact of the lower interest rate environment. Provision expense was $0.9 million in 2Q 2020, a $1.0 million increase compared to 2Q 2019 (which reported a small net recovery) and a decrease of $0.7 million compared to 1Q 2020.
Total Wealth Management revenue (net interest income and fee income) was $14.8 million for 2Q 2020, a decrease of $0.3 million, or 2%, compared to 2Q 2019. The decrease was due to lower net interest income in our Private Banking business as a result of lower interest rates and decreased advisory fees resulting from lower asset market values.
Asset based revenue was $3.0 million in 2Q 2020 compared to $3.1 million in 2Q 2019, and $3.4 million in 1Q 2020. Net interest income was $3.3 million in 2Q 2020, a decrease of $0.9 million, or 20% compared to 2Q 2019 and $0.1 million, or 3% lower compared to 1Q 2020 despite year-over-year growth in the balance sheet and robust client volumes which were offset by the impact of lower interest rates. Excluding PPP loans, loan balances were roughly flat for the quarter while deposits grew by $91.6 million, or 15% compared to 2Q 2019. The Private Bank issued $32.6 million of PPP loans to support our client base through the COVID-19 pandemic, much of which remains deposited with the Private Bank.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $9.9 million in 2Q 2020, an increase of $0.9 million compared to 2Q 2019 and an increase of $0.5 million compared to 1Q 2020. The year-over-year increase was driven by higher compensation costs, resulting from the addition of front office staff to support expansion into the Pennsylvania and New Jersey markets and higher variable incentive compensation costs.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services approximately 32,000 non-bank ATMs and retail safes nationwide supplying or servicing over $1.4 billion in cash at June 30, 2020 and provides other fee-based services. Cash Connect® also supports 571 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $2.0 million for 2Q 2020, which was an increase of $0.2 million, or 14%, compared to 2Q 2019, primarily due to the mix shift from lower to higher yielding ATM business, continued growth in our non-asset based fee products and remote cash capture (smart safe, recycler and kiosk) business, and a lower interest rate environment. Net income in 2Q 2020 was flat from 1Q 2020, with reduced gross revenues fully offset by lower cost of funds and operating expenses. ROA of 1.81% in 2Q 2020 improved 33 bps from 2Q 2019 and was down 3 bps from 1Q 2020.
Net revenue of $9.3 million in 2Q 2020 was down 18% from 2Q 2019, driven by the lower interest rate environment, offset by lower cost of funds (including lower third party funding fees in noninterest expense) and higher volume. Cash Connect® saw a 7% increase in the number of total units serviced and a significant shift to higher margin services and non-asset based fees, including a 46% increase in remote cash capture devices and a 14% increase of ATMs utilizing our non-bailment reconciliation services. Compared to 1Q 2020, net revenue decreased $1.7 million, or 15% (not annualized), due to lower bailment revenue resulting from the lower interest rate environment, fully offset by lower cost of funds and third-party funding fees in noninterest expense.
Noninterest expense (including intercompany allocations of expense) was $7.3 million in 2Q 2020, a decrease of $2.3 million compared to 2Q 2019 and a decrease of $1.7 million compared to 1Q 2020. The decreases in expenses compared to 2Q 2019 and 1Q 2020 were driven by lower funding fees, as noted above.
During 2Q 2020, the division continued to focus on expanding its smart safe and ATM managed services to increase fee income and margin. Cash Connect® drove strong growth in the strategic remote cash capture space with approximately 4,100 devices under service, an increase of 400 units during the quarter. Our remote cash capture pipeline has grown as we add new channel partners, including top financial institutions which have brought us several significant national opportunities. We are increasing our cash logistics services for new ATM and safe devices during the COVID-19 pandemic and anticipate rollouts to increase as businesses continue to reopen nationwide.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Second Quarter 2020 Earnings Release Conference Call and Supplemental Materials
Management will conduct a conference call to review 2Q 2020 results at 1:00 p.m. Eastern Time (ET) on Friday, July 24, 2020. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #3954236. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on July 24, 2020 until August 4, 2020 at 4:00 p.m. ET by dialing 1-855-859-2056 and using Conference ID #3954236.
We have provided additional information in the 2Q 2020 Earnings Release Supplement, which is available in the Investor Relations section of WSFS' website (www.wsfsbank.com).
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the greater Philadelphia region. As of June 30, 2020, WSFS Financial Corporation had $13.6 billion in assets on its balance sheet and $20.8 billion in assets under management and administration. WSFS operates from 115 offices, 90 of which are banking offices, located in Pennsylvania (54), Delaware (43), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust of Delaware, NewLane Finance, Powdermill Financial Solutions, West Capital Management, WSFS Institutional Services, WSFS Mortgage, and WSFS Wealth Investments. Serving the greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the COVID-19 pandemic; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the CARES Act, including its automatic loan forbearance provisions and our PPP lending activities; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards and the effect of the transition to the Current Expected Credit Losses (CECL) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company's access to additional funding to meet its liquidity needs; the intention of the United Kingdom's Financial Conduct Authority (FCA) to cease support of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and SBA portfolios following the acquisition of Beneficial; the successful integration of acquisitions; the Company's ability to fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key employees; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2019, Form 10-Q for the quarter ended March 31, 2020 and other documents filed by the Company with the Securities and Exchange Commission from time to time.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended			Six months ended
(Dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income:
Interest and fees on loans	$112,260	$119,202	$129,001	$231,462	$216,118
Interest on mortgage-backed securities	12,549	13,219	12,229	25,768	22,695
Interest and dividends on investment securities	1,009	926	1,030	1,935	2,074
Other interest income	65	508	643	573	1,593
	125,883	133,855	142,903	259,738	242,480
Interest expense:
Interest on deposits	9,832	14,637	16,123	24,469	27,065
Interest on Federal Home Loan Bank advances	625	830	806	1,455	3,396
Interest on senior debt	1,180	1,179	1,180	2,359	2,359
Interest on trust preferred borrowings	484	586	717	1,070	1,443
Interest on other borrowings	6	473	845	479	1,671
	12,127	17,705	19,671	29,832	35,934
Net interest income	113,756	116,150	123,232	229,906	206,546
Provision for credit losses	94,754	56,646	12,195	151,400	19,849
Net interest income after provision for credit losses	19,002	59,504	111,037	78,506	186,697
Noninterest income:
Credit/debit card and ATM income	9,306	11,359	13,677	20,665	25,192
Investment management and fiduciary revenue	10,929	10,962	10,382	21,891	20,529
Deposit service charges	4,175	5,647	6,103	9,822	10,849
Mortgage banking activities, net	8,494	3,471	2,846	11,965	4,938
Loan and lease fee income	1,097	1,119	650	2,216	1,535
Securities gains, net	1,908	693	63	2,601	78
Unrealized (loss) gain on equity investment, net	(11)	668	1,033	657	4,831
Realized gain on sale of equity investment, net	22,052	—	—	22,052	—
Bank-owned life insurance income (loss)	445	(25)	383	420	600
Other income	5,980	6,953	7,734	12,933	15,441
	64,375	40,847	42,871	105,222	83,993
Noninterest expense:
Salaries, benefits and other compensation	48,757	45,346	48,550	94,103	84,755
Occupancy expense	8,296	7,666	8,810	15,962	15,177
Equipment expense	5,759	4,964	5,444	10,723	9,433
Data processing and operations expense	3,061	3,078	3,731	6,139	6,319
Professional fees	4,423	4,600	2,915	9,023	4,787
Marketing expense	1,215	951	1,947	2,166	3,537
FDIC expenses	305	(54)	1,042	251	1,662
Loan workout and other credit costs	4,587	453	1,419	5,040	1,690
Corporate development expense	2,801	1,341	13,946	4,142	40,573
Restructuring expense	—	—	1,881	—	6,243
Other operating expenses	14,231	20,151	18,163	34,382	31,264
	93,435	88,496	107,848	181,931	205,440
(Loss) income before taxes	(10,058)	11,855	46,060	1,797	65,250
Income tax (benefit) provision	(2,247)	1,288	10,091	(959)	16,351
Net (loss) income	$(7,811)	$10,567	$35,969	$2,756	$48,899
Less: Net loss attributable to noncontrolling interest	(700)	(360)	(231)	(1,060)	(324)
Net (loss) income attributable to WSFS	$(7,111)	$10,927	$36,200	$3,816	$49,223
Diluted (loss) earnings per share of common stock:	$(0.14)	$0.21	$0.68	$0.07	$1.06
Weighted average shares of common stock outstanding for fully diluted EPS	50,655,154	51,164,224	53,516,851	50,910,790	46,438,173
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Performance Ratios:
Return on average assets (a)	(0.22)%	0.36%	1.20%	0.06%	0.93%
Return on average equity (a)	(1.55)	2.39	8.01	0.42	6.67
Return on average tangible common equity (a)(o)	(1.55)	4.13	12.46	1.28	10.17
Net interest margin (a)(b)	3.93	4.38	4.68	4.14	4.52
Efficiency ratio (c)	52.36	56.27	64.80	54.19	70.56
Noninterest income as a percentage of total net revenue (b)	36.07	25.97	25.76	31.34	28.85
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019
Assets:
Cash and due from banks	$583,221	$182,125	$183,632
Cash in non-owned ATMs	360,969	322,844	338,006
Investment securities (d)	127,601	134,047	143,317
Other investments	31,560	104,843	64,772
Mortgage-backed securities (d)	2,195,389	2,048,400	1,796,870
Net loans (e)(f)(l)	9,229,741	8,497,147	8,619,430
Bank owned life insurance	30,391	30,093	30,118
Goodwill and intangibles	562,515	565,763	575,696
Other assets	451,970	393,628	404,754
Total assets	$13,573,357	$12,278,890	$12,156,595
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$3,188,046	$2,314,982	$2,190,180
Interest-bearing deposits	7,596,125	7,109,396	7,081,371
Total customer deposits	10,784,171	9,424,378	9,271,551
Brokered deposits	278,329	284,976	323,159
Total deposits	11,062,500	9,709,354	9,594,710
Federal Home Loan Bank advances	106,395	119,971	115,675
Other borrowings	189,398	281,314	299,456
Other liabilities	393,270	334,832	310,366
Total liabilities	11,751,563	10,445,471	10,320,207
Stockholders’ equity of WSFS	1,823,669	1,834,594	1,836,611
Noncontrolling interest	(1,875)	(1,175)	(223)
Total stockholders' equity	1,821,794	1,833,419	1,836,388
Total liabilities and stockholders' equity	$13,573,357	$12,278,890	$12,156,595
Capital Ratios:
Equity to asset ratio	13.44%	14.94%	15.11%
Tangible common equity to tangible asset ratio (o)	9.69	10.83	10.89
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	12.68	13.41	12.47
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	10.40	11.85	10.95
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	12.68	13.41	12.47
Total Risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	13.93	14.53	12.93
Asset Quality Indicators:
Nonperforming Assets:
Nonaccruing loans	$26,175	$19,250	$37,636
Troubled debt restructuring (accruing)	14,550	14,070	14,203
Assets acquired through foreclosure	4,153	4,825	3,703
Total nonperforming assets	$44,878	$38,145	$55,542
Past due loans (h)	$8,601	$14,282	$15,667
Allowance for credit losses	232,200	139,081	45,364
Ratio of nonperforming assets to total assets	0.33%	0.31%	0.46%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.22	0.20	0.34
Ratio of allowance for credit losses to total loans and leases (q)	2.45	1.60	0.53
Ratio of allowance for credit losses to nonaccruing loans	887	722	121
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.07	0.04	0.61
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.06	0.04	0.38
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$2,841,231	$31,230	4.42%	$2,808,867	$34,292	4.91%	$2,857,091	$45,458	6.38%
Residential real estate loans	933,854	13,679	5.86	992,408	13,541	5.46	1,102,362	15,359	5.57
Commercial loans (p)	4,291,301	53,390	5.01	3,533,626	55,693	6.35	3,571,559	51,798	5.83
Consumer loans	1,124,742	13,065	4.67	1,130,223	14,935	5.31	1,126,385	15,958	5.68
Loans held for sale	92,252	896	3.91	69,884	741	4.26	37,728	428	4.55
Total loans	9,283,380	112,260	4.87	8,535,008	119,202	5.62	8,695,125	129,001	5.96
Mortgage-backed securities (d)	2,048,357	12,549	2.45	1,959,637	13,219	2.70	1,653,582	12,229	2.96
Investment securities (d)	130,671	1,009	3.82	131,121	926	3.40	146,064	1,030	3.39
Other interest-earning assets	220,801	65	0.12	76,356	508	2.68	89,145	643	2.89
Total interest-earning assets	11,683,209	$125,883	4.34%	10,702,122	$133,855	5.04%	10,583,916	$142,903	5.43%
Allowance for credit losses	(156,576)			(85,055)			(46,719)
Cash and due from banks	108,463			139,836			112,657
Cash in non-owned ATMs	319,154			335,434			364,236
Bank owned life insurance	29,965			30,154			56,332
Other noninterest-earning assets	1,036,500			1,037,033			1,052,544
Total assets	$13,020,715			$12,159,524			$12,122,966
Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,213,369	$882	0.16%	$2,085,229	$1,897	0.37%	$2,029,361	$2,163	0.43%
Money market	2,262,737	2,311	0.41	2,152,986	4,090	0.76	1,936,112	4,932	1.02
Savings	1,681,587	877	0.21	1,574,215	1,744	0.45	1,657,790	2,009	0.49
Customer time deposits	1,242,730	4,954	1.60	1,305,432	5,655	1.74	1,476,763	5,100	1.39
Total interest-bearing customer deposits	7,400,423	9,024	0.49	7,117,862	13,386	0.76	7,100,026	14,204	0.80
Brokered deposits	286,655	808	1.13	230,423	1,251	2.18	307,514	1,919	2.50
Total interest-bearing deposits	7,687,078	9,832	0.51	7,348,285	14,637	0.80	7,407,540	16,123	0.87
FHLB of Pittsburgh advances	106,694	625	2.36	170,058	830	1.96	134,151	806	2.41
Trust preferred borrowings	67,011	484	2.90	67,011	586	3.52	67,011	717	4.29
Senior debt	98,681	1,180	4.78	98,627	1,179	4.78	98,464	1,180	4.79
Other borrowed funds	25,580	6	0.09	148,256	473	1.28	161,903	845	2.09
Total interest-bearing liabilities	7,985,044	$12,127	0.61%	7,832,237	$17,705	0.91%	7,869,069	$19,671	1.00%
Noninterest-bearing demand deposits	2,882,999			2,166,510			2,126,640
Other noninterest-bearing liabilities	311,697			326,185			315,108
Stockholders’ equity of WSFS	1,842,525			1,835,501			1,812,302
Noncontrolling interest	(1,550)			(909)			(153)
Total liabilities and equity	$13,020,715			$12,159,524			$12,122,966
Excess of interest-earning assets over interest-bearing liabilities	$3,698,165			$2,869,885			$2,714,847
Net interest and dividend income		$113,756			$116,150			$123,232
Interest rate spread			3.73%			4.13%			4.43%
Net interest margin			3.93%			4.38%			4.68%
See “Notes”

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended			Six months ended
Stock Information:	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Market price of common stock:
High	$33.32	$44.70	$44.39	$44.70	$45.13
Low	21.00	17.84	38.69	17.84	37.19
Close	28.70	24.92	41.30	28.70	41.30
Book value per share of common stock	36.00	36.23	34.50
Tangible common book value per share of common stock (o)	24.89	25.06	23.69
Number of shares of common stock outstanding (000s)	50,660	50,633	53,232
Other Financial Data:
One-year repricing gap to total assets (k)	6.95%	2.38%	(3.05)%
Weighted average duration of the MBS portfolio	1.3 years	2.2 years	3.3 years
Unrealized gains on securities available for sale, net of taxes	$74,689	$72,436	$22,243
Number of Associates (FTEs) (m)	1,862	1,791	1,914
Number of offices (branches, LPO’s, operations centers, etc.)	115	116	147
Number of WSFS owned and branded ATMs	571	470	509
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held to maturity (at amortized cost) and securities available for sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Beginning in 1Q 2019, balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP measures to their comparable GAAP measures, see pages 20, 21 and 22 of this press release.
(p)Includes commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes provision for credit losses, loan workout expenses, OREO expenses and other credit costs.

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net interest income (GAAP)	$113,756	$116,150	$123,232	$229,906	$206,546
Core net interest income (non-GAAP)	$113,756	$116,150	$123,232	$229,906	$206,546
Noninterest income (GAAP)	$64,375	$40,847	$42,871	$105,222	$83,993
Less: Securities gains	1,908	693	63	2,601	78
(Plus)/less: Unrealized (losses) gains on equity investments, net	(11)	668	1,033	657	4,831
Less: Realized gain on sale of equity investment, net	22,052	—	—	22,052	—
Core fee income (non-GAAP)	$40,426	$39,486	$41,775	$79,912	$79,084
Core net revenue (non-GAAP)	$154,182	$155,636	$165,007	$309,818	$285,630
Core net revenue (non-GAAP)(tax-equivalent)	$154,513	$155,905	$165,325	$310,418	$286,265
Noninterest expense (GAAP)	$93,435	$88,496	$107,848	$181,931	$205,440
Less: Corporate development expense	2,801	1,341	13,946	4,142	40,573
Less: Restructuring expense	—	—	1,881	—	6,243
Less: Contribution to WSFS Community Foundation	—	3,000	—	3,000	—
Core noninterest expense (non-GAAP)	$90,634	$84,155	$92,021	$174,789	$158,624
Core efficiency ratio (c)	58.7%	54.0%	55.7%	56.3%	55.4%

	End of period
	June 30, 2020	March 31, 2020	June 30, 2019
Total assets	$13,573,357	$12,278,890	$12,156,595
Less: Goodwill and other intangible assets	562,515	565,763	575,696
Total tangible assets	$13,010,842	$11,713,127	$11,580,899
Total stockholders’ equity of WSFS	$1,823,669	$1,834,594	$1,836,611
Less: Goodwill and other intangible assets	562,515	565,763	575,696
Total tangible common equity (non-GAAP)	$1,261,154	$1,268,831	$1,260,915

Calculation of tangible common book value per share:
Book value per share (GAAP)	$36.00	$36.23	$34.50
Tangible common book value per share (non-GAAP)	24.89	25.06	23.69
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	13.44%	14.94%	15.11%
Tangible common equity to tangible assets ratio (non-GAAP)	9.69	10.83	10.89

WSFS Bank Center	21
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
GAAP net (loss) income attributable to WSFS	$(7,111)	$10,927	$36,200	$3,816	$49,223
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	(21,148)	2,980	14,731	(18,168)	41,907
(Plus)/less: Tax impact of pre-tax adjustments	4,712	(2,020)	(3,580)	2,692	(8,132)
Adjusted net (loss) income (non-GAAP) attributable to WSFS	$(23,547)	$11,887	$47,351	$(11,660)	$82,998

GAAP return on average assets (ROA)	(0.22)%	0.36%	1.20%	0.06%	0.93%
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	(0.65)	0.10	0.49	(0.29)	0.80
(Plus)/less: Tax impact of pre-tax adjustments	0.14	(0.07)	(0.12)	0.04	(0.15)
Core ROA (non-GAAP)	(0.73)%	0.39%	1.57%	(0.19)%	1.58%

(Loss) earnings per share (GAAP)	$(0.14)	$0.21	$0.68	$0.07	$1.06
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	(0.42)	0.06	0.28	(0.36)	0.90
(Plus)/less: Tax impact of pre-tax adjustments	0.10	(0.04)	(0.08)	0.06	(0.17)
Core (loss) earnings per share (non-GAAP)	$(0.46)	$0.23	$0.88	$(0.23)	$1.79

Calculation of return on average tangible common equity:
GAAP net (loss) income attributable to WSFS	$(7,111)	$10,927	$36,200	$3,816	$49,223
Plus: Tax effected amortization of intangible assets	2,198	2,103	2,104	4,301	3,139
Net tangible (loss) income (non-GAAP)	$(4,913)	$13,030	$38,304	$8,117	$52,362
Average stockholders’ equity of WSFS	$1,842,525	$1,835,501	$1,812,302	$1,839,013	$1,489,241
Less: average goodwill and intangible assets	564,622	567,695	579,283	566,159	450,906
Net average tangible common equity	$1,277,903	$1,267,806	$1,233,019	$1,272,854	$1,038,335
Return on average tangible common equity (non-GAAP)	(1.55)%	4.13%	12.46%	1.28%	10.17%

Calculation of core return on average tangible common equity:
Adjusted net (loss) income (non-GAAP) attributable to WSFS	$(23,547)	$11,887	$47,351	$(11,660)	$82,998
Plus: Tax effected amortization of intangible assets	2,198	2,103	2,104	4,301	3,139
Core net tangible (loss) income (non-GAAP)	$(21,349)	$13,990	$49,455	$(7,359)	$86,137
Net average tangible common equity	$1,277,903	$1,267,806	$1,233,019	$1,272,854	$1,038,335
Core return on average tangible common equity (non-GAAP)	(6.72)%	4.44%	16.09%	(1.16)%	16.73%

WSFS Bank Center	22
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended			Six months ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Calculation of core PPNR:
Net (loss) income (GAAP)	$(7,811)	$10,567	$35,969	$2,756	$48,899
Plus/(less): Income tax (benefit) provision	(2,247)	1,288	10,091	(959)	16,351
Plus: Provision for credit losses	94,754	56,646	12,195	151,400	19,849
PPNR (Non-GAAP)	84,696	68,501	58,255	153,197	85,099
Plus/(less): Pre-tax adjustments: Securities gains, realized/unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	(21,148)	2,980	14,731	(18,168)	41,907
Core PPNR (Non-GAAP)	$63,548	$71,481	$72,986	$135,029	$127,006

Calculation core PPNR to average assets, less PPP:
PPP income	$4,836	$—	$—	$4,836	$—
PPP expense	1,814	—	—	1,814	—
PPP net income	$3,022	$—	$—	$3,022	$—

Core PPNR (Non-GAAP), less PPP	$60,526	$71,481	$72,986	$132,007	$127,006
Total average assets	13,020,715	12,159,524	12,122,966	12,590,119	10,619,425
Average assets (PPP)	727,377	—	—	363,689	—
Average assets, less PPP	$12,293,338	$12,159,524	$12,122,966	$12,226,430	$10,619,425
Core PPNR to average assets	1.96%	2.36%	2.41%	2.16%	2.41%
Core PPNR to average assets, less PPP	1.98%	2.36%	2.41%	2.17%	2.41%